UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report: March 5, 2008
(Date of earliest event reported)
ArcSight, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33923	52-2241535
(Commission File Number)	(IRS Employer Identification No.)

5 Results Way Cupertino, California (Address of Principal Executive Offices)	95014 (Zip Code)
(408) 864-2600
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 5, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of ArcSight, Inc. (“ArcSight”) approved a sales commission plan for fiscal year 2008 (the “2008 Mosher Plan”), under which Kevin Mosher, ArcSight’s Senior Vice President of Worldwide Field Operations and a Named Executive Officer, is eligible to receive cash bonus awards.
Under the 2008 Mosher Plan, Mr. Mosher is entitled to quarterly commission payments based on achievement of quarterly revenues targets. The quarterly commission rates payable to Mr. Mosher for each portion of achievement or overachievement of his fiscal 2008 quarterly revenues targets in each fiscal quarter were:

	First	Second	Third	Fourth
Revenue Target Achievement Level	Quarter	Quarter	Quarter	Quarter
Portion of revenues that is up to 100%	0.16%	0.13%	0.12%	0.11%
Portion of revenues that is more than 100% and up to 105%	1.62%	1.26%	1.18%	1.10%
Portion of revenues that is more than 105% and up to 110%	2.43%	1.90%	1.78%	1.65%
Portion of revenues that is more than 110%	4.00%	4.00%	4.00%	4.00%
In addition, under the plan, Mr. Mosher receives an additional commission in the event that he achieves or exceeds his revenues target and either (i) actual operating expenses for the sales department are less than or equal to the sales operating expense target, or (ii) actual contribution margins for the sales department are equal to or greater than the sales contribution margin target. Actual sales contribution margins are determined by subtracting actual sales operating expenses from actual revenues for the quarter. The quarterly commission amounts payable to Mr. Mosher upon achievement of his fiscal 2008 quarterly operating expense or contribution margin targets vary by level of achievement relative to his quarterly revenues target. The potential amounts payable to Mr. Mosher in any fiscal quarter at each revenues target achievement level were:

Revenue Target Achievement Level	Quarterly Amount
Up to 100%	$7,500
More than 100% and up to 105%	11,250
More than 105% and up to 110%	16,875
More than 110%	22,500
On March 5, 2008, the Committee also increased the annual base salary of Stewart Grierson, ArcSight’s Chief Financial Officer and a Named Executive Officer, from $230,000 to $255,000 effective March 1, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ArcSight, Inc.
	By:	/s/ Stewart Grierson
Stewart Grierson
Date: March 10, 2008		Chief Financial Officer